Exhibit 99.3

Dear PMI Team Members,

Today marks an exciting milestone for our brand, as explained in this press release. After an extensive strategic alternatives process, I am pleased to announce today that MTY Food Group Inc. (“MTY”) (TSX:MTY) (mtygroup.com) and Papa Murphy’s Holdings, Inc. (“Papa Murphy’s”) have entered into a definitive merger agreement. Like Papa Murphy’s, MTY has over 35 years of extensive experience in the North American restaurant industry. As a franchisor with approximately 6,000 locations under 75 banners across the globe, including sizable footprints in the United States and Canada, they embrace the importance of growing franchisee profitability, delivering quality products and exceptional customer service, and maintaining a highly engaged employee base to drive the business forward.

As the Leadership Team and I learn more about MTY, we are excited about the possibilities ahead for continuing to improve the health of the Papa Murphy’s brand and solidifying the building blocks for our future growth. MTY has repeatedly expressed enthusiasm for the talent we have onboard and the strategic path we have outlined for the brand’s future. In fact right away they have committed to working with Papa Murphy’s to make capital expenditure to help us expedite our efforts to deliver on our strategic objectives. Additionally, MTY’s large portfolio of approximately 75 banners means increased access to idea sharing (they have an impressive innovation and R&D track record) and operational support.

There are lots of details still to be determined, and while we may not be able to answer all your questions we’d like to invite you to attend either an impromptu virtual Town Hall for the field team at 11:30 a.m. PST today or an in–person Town Hall for the Support Center team at 2:30 p.m. PST (meeting requests to follow). Eric Lefebvre, MTY’s Chief Executive Officer, will join me at both to discuss our new partnership. We look forward to sharing more information with you about this next promising chapter in the evolution of our brand.

Warm Regards,

Weldon

Important Information

The tender offer for the outstanding common stock of Papa Murphy’s referred to in this document has not yet commenced. This document is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Papa Murphy’s common stock. The solicitation and the offer to purchase shares of Papa Murphy’s common stock will only be made pursuant to an offer to purchase and related materials that MTY Franchising USA, Inc. (“MTY”) and its wholly-owned subsidiary, MTY Columbia Merger Sub, Inc. (“Merger Sub”), intend to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, MTY and Merger Sub will file a Tender Offer Statement on Schedule TO with the SEC, and soon thereafter Papa Murphy’s will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Stockholders of Papa Murphy’s are advised to read the Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement on Schedule 14D-9, as each may be amended or supplemented from time to time, and any other relevant documents filed with the SEC when they become available, before making any decision with respect to the tender offer because these documents will contain important information about the proposed transactions and the parties thereto.

Investors may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at https://www.sec.gov/ or by visiting Papa Murphy’s Investor Relations website at http://investors.papamurphys.com/investor-relations or by contacting Papa Murphy’s Investor Relations Department by phone at (877) 747-7272 or by e-mail at papamurphys-ir@icrinc.com.

Forward-Looking Statements

Certain forward-looking statements made in this communication, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the surviving company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, actual future results and trends may differ materially from what is forecast in forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility that prior to the completion of the proposed transaction, the Company’s business may experience significant disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger, including in circumstances that would require the Company to pay a termination fee or other expenses; (viii) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, franchisees, suppliers and others with whom it does business, and its operating results and business generally; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by MTY, Merger Sub and the Company, as applicable. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.